EXHIBIT 10.1
TERM LOAN AGREEMENT

among

NISOURCE FINANCE CORP.,
as Borrower,

NISOURCE INC.,
as Guarantor,

THE LENDERS Party Hereto,

COBANK, ACB
as Syndication Agent,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

____________________

J.P. MORGAN SECURITIES LLC
and
COBANK, ACB,
Joint Lead Arrangers and Joint Bookrunners

____________________

Dated as of August 20, 2014

Annexes, Exhibits and Schedules
ANNEX A        Pricing Grid
EXHIBIT A        Form of Assignment and Assumption
EXHIBIT B        Form of Opinion of Schiff Hardin LLP
EXHIBIT C        Borrowing Request
EXHIBIT D        [Intentionally Omitted]
EXHIBIT E        [Intentionally Omitted]
EXHIBIT F        Form of Note
EXHIBIT G        Interest Election Request
EXHIBIT H        Prepayment Notice
SCHEDULE 2.01    Lenders and Commitments
SCHEDULE 6.01(e)    Existing Agreements

TERM LOAN AGREEMENT, dated as of August 20, 2014 (this “Agreement”), among NISOURCE FINANCE CORP., an Indiana corporation, as Borrower (the “Borrower”), NISOURCE INC., a Delaware corporation (“NiSource”), as Guarantor (the “Guarantor”), the Lead Arrangers and other Lenders from time to time party hereto, COBANK, ACB, as Syndication Agent and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).
The parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01. Defined Terms.     As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Party” has the meaning assigned to such term in Section 11.01(g).
“Aggregate Commitments” means the aggregate amount of the Commitments of all Lenders, as in effect from time to time. As of the date hereof, the Aggregate Commitments equal $750,000,000.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) 1.0% per annum plus the LIBO Rate applicable to an Interest Period of one month on such day (or if such day is not a Business Day, the immediately preceding Business Day), provided that, for the avoidance of doubt, the LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the one-month LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the one-month LIBO Rate, respectively.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitments represented by such Lender’s Commitment; provided that, in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the aggregate principal amount of Outstanding Loans made or maintained by such Lender as a percentage of all Outstanding Loans; provided that, in the event that a Defaulting Lender shall exist, in accordance with Section 2.20, “Applicable Percentage” shall mean the percentage of all Outstanding Loans (disregarding any Defaulting Lender’s Outstanding Loans) represented by such Lender’s Outstanding Loans.
“Applicable Rate” means, for any day, (a) with respect to any ABR Loan, the applicable rate per annum set forth adjacent to the caption “ABR Loans” on the Pricing Grid and (b) with respect to any Eurodollar Loan, the applicable rate per annum set forth adjacent to the caption “Eurodollar Loans” on the Pricing Grid.
“Arrangers” means each of J.P. Morgan Securities LLC and CoBank, ACB.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Officer” means the president, chief financial officer or the treasurer of the Borrower; provided that solely with respect to the submission of a Borrowing Request, “Authorized Officer” shall also mean the assistant treasurer or the treasury operations manager of the Borrower.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Beneficiary” has the meaning set forth in Section 10.01.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means NiSource Finance Corp., an Indiana corporation.
“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means the request by the Borrower for the Borrowing in accordance with Section 2.02.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Lease” means, as to any Person, any lease of real or personal property in respect of which the obligations of the lessee are required, in accordance with GAAP, to be capitalized on the balance sheet of such Person.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person other than a corporation (including, but not limited to, all common stock and preferred stock and partnership, membership and joint venture interests in a Person), and any and all warrants, rights or options to purchase any of the foregoing.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act, 42, U.S.C. Section 9601 et seq., as amended.
“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means (a) any “person” or “group” within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, shall become the “beneficial owner” (as defined in Rule 13d‑3 under the Securities Exchange Act of 1934, as amended) of more than 50% of the then outstanding voting Capital Stock of the Guarantor, (b) Continuing Directors shall cease to constitute at least a majority of the directors constituting the Board of Directors of the Guarantor, (c) a consolidation or merger of the Guarantor shall occur after which the holders of the outstanding voting Capital Stock of the Guarantor immediately prior thereto hold less than 50% of the outstanding voting Capital Stock of the surviving entity; (d) more than 50% of the outstanding voting Capital Stock of the Guarantor shall be transferred to an entity of which the Guarantor owns less than 50% of the outstanding voting Capital Stock; (e) there shall occur a sale of all or substantially all of the assets of the Guarantor; or (f) the Borrower, NIPSCO or Columbia shall cease to be a Wholly-Owned Subsidiary of the Guarantor (except to the extent otherwise permitted under clauses (i), (ii), (iii) or (iv) of Section 6.01(b)).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Columbia” means Columbia Energy Group, a Delaware corporation.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder as set forth herein. The amount of each Lender’s Commitment is the amount set forth on Schedule 2.01 opposite such Lender’s name.
“Communications” has the meaning assigned to such term in Section 11.01(g).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes.
“Consolidated Capitalization” means the sum of (a) Consolidated Debt, (b) consolidated common equity of the Guarantor and its Consolidated Subsidiaries determined in accordance with GAAP, and (c) the aggregate liquidation preference of preferred stocks (other than preferred stocks subject to mandatory redemption or repurchase) of the Guarantor and its Consolidated Subsidiaries upon involuntary liquidation.
“Consolidated Debt” means, at any time, the Indebtedness of the Guarantor and its Consolidated Subsidiaries that would be classified as debt on a balance sheet of the Guarantor determined on a consolidated basis in accordance with GAAP.
“Consolidated Subsidiary” means, on any date, each Subsidiary of the Guarantor the accounts of which, in accordance with GAAP, would be consolidated with those of the Guarantor in its consolidated financial statements if such statements were prepared as of such date.
“Contingent Guaranty” means a direct or contingent liability in respect of a Project Financing (whether incurred by assumption, guaranty, endorsement or otherwise) that either (a) is limited to guarantying performance of the completion of the Project that is financed by such Project Financing or (b) is contingent upon, or the obligation to pay or perform under which is contingent upon, the occurrence of any event other than failure of the primary obligor to pay upon final maturity (whether by acceleration or otherwise).
“Continuing Directors” means (a) all members of the board of directors of the Guarantor who have held office continually since the Effective Date, and (b) all members of the board of directors of the Guarantor who were elected as directors after the Effective Date and whose nomination for election was approved by a vote of at least 50% of the Continuing Directors.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Documents” means (a) this Agreement, any promissory notes executed pursuant to Section 2.10, and any Assignment and Assumptions, (b) any certificates, opinions and other documents required to be delivered pursuant to Section 3.01 and (c) any other documents delivered by a Credit Party pursuant to or in connection with any one or more of the foregoing.
“Credit Party” means each of the Borrower and the Guarantor; and “Credit Parties” means the Borrower and the Guarantor, collectively.

“Creditor Party” means the Administrative Agent or any other Lender.
“Debt for Borrowed Money” means, as to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all Capital Lease obligations of such Person, and (d) all obligations of such Person under synthetic leases, tax retention operating leases, off-balance sheet loans or other off-balance sheet financing products that, for tax purposes, are considered indebtedness for borrowed money of the lessee but are classified as operating leases under GAAP.
“Debt to Capitalization Ratio” means, at any time, the ratio of Consolidated Debt to Consolidated Capitalization.
“Default” means any event or condition that constitutes an Event of Default or that, upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Creditor Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding set forth in Section 3.02 (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Creditor Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement set forth in Section 3.02 cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Creditor Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Creditor Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.
“Dollars” or “$” refers to lawful money of the United States of America.
“Effective Date” means the date on which each of the conditions precedent set forth in Section 3.01 have been satisfied or waived by the Administrative Agent in accordance with Section 11.02.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including (i) e-mail, (ii) e-fax, (iii) Intralinks®, ClearPar® and (iv) any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Environmental Laws” means any and all foreign, federal, state, local or municipal laws (including, without limitation, common laws), rules, orders, regulations, statutes, ordinances, codes, decrees, judgments, awards, writs, injunctions, requirements of any Governmental Authority or other requirements of law regulating, relating to or imposing liability or standards of conduct concerning, pollution, waste, industrial hygiene, occupational safety or health, the presence, transport, manufacture, generation, use, handling, treatment, distribution, storage, disposal or release of Hazardous Materials, or protection of human health, plant life or animal life, natural resources or the environment, as now or at any time hereafter in effect.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Guarantor or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person who, for purposes of Title IV of ERISA, is a member of the Guarantor’s controlled group, or under common control with the Guarantor, within the meaning of Section 414 of the Code and the regulations promulgated and rulings issued thereunder.
“ERISA Event” means (a) a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC, (b) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) and 4041(c) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA), (c) the withdrawal by the Guarantor or an ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (d) the failure by the Guarantor or any ERISA Affiliate to make a payment to a Plan required under Section 302 of ERISA, for which Section 303(k) imposes a lien for failure to make required payments, or (e) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which may reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board, as in effect from time to time.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the LIBO Rate.
“Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Loan means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.
“Event of Default” has the meaning assigned to such term in Article VIII.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income or net earnings (i) by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the Borrower is located, (c) in case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(d)), any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a) or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.17 (e) when legally able to do so and (d) any U.S. Federal withholding Taxes imposed under FATCA.
“Extension of Credit” means the making by any Lender of a Loan.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.) as now or hereafter in effect, or any successor statute.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“GAAP” means generally accepted accounting principles in the United States of America consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) and (f).
“Governmental Authority” means the government of the United States of America, any other nation, or any political subdivision of the United States of America or any other nation, whether state or local, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Guarantor” means NiSource.
“Guaranty” means the guaranty of the Guarantor pursuant to Article X of this Agreement.
“Hazardous Materials” means any asbestos; flammables; volatile hydrocarbons; industrial solvents; explosive or radioactive materials; hazardous wastes; toxic substances; liquefied natural gas; natural gas liquids; synthetic gas; oil, petroleum, or related materials and any constituents, derivatives, or byproducts thereof or additives thereto; or any other material, substance, waste, element or compound (including any product) regulated pursuant to any Environmental Law, including, without limitation, substances defined as “hazardous substances,” “hazardous materials,” “contaminants,” “pollutants,” “hazardous wastes,” “toxic substances,” “solid waste,” or “extremely hazardous substances” in (i) CERCLA, (ii) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., (iii) the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., (iv) the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq., (v) the Clean Air Act, 42 U.S.C. Section 7401 et seq., (vi) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., (vii) the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., or (viii) foreign, state, local or municipal law, in each case, as may be amended from time to time.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Indebtedness” of any Person means (without duplication) (a) Debt for Borrowed Money, (b) obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business which are not overdue, (c) all obligations, contingent or otherwise, of such Person in respect of any letters of credit, bankers’ acceptances or interest rate, currency or commodity swap, cap or floor arrangements, (d) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed, (e) all amounts payable by such Person in connection with mandatory redemptions or repurchases of preferred stock, and (f) obligations of such Person under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above.
“Indemnified Taxes” means Taxes other than (a) Excluded Taxes and (b) Other Taxes imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under the Credit Documents.
“Indemnitee” has the meaning set forth in Section 11.03.
“Index Debt” means the senior unsecured long-term debt securities of the Borrower, without third-party credit enhancement provided by a Person other than the Guarantor.
“Ineligible Institution” has the meaning assigned to such term in Section 11.04(b).
“Information” has the meaning set forth in Section 11.12.
“Insufficiency” means, with respect to any Plan, the amount, if any, by which the present value of all vested and unvested accrued benefits under such Plan exceeds the fair market value of assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan using actuarial assumptions used in determining such Plan’s normal cost for purposes of Section 4l2(b)(2)(A) of the Code.
“Interest Election Request” means a request by the Borrower to convert or continue all or a portion of any Borrowing in accordance with Section 2.06.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, the day that is three months after the first day of such Interest Period and (c) with respect to any Loan, the Maturity Date.
“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one week or one, two, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the Effective Date and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
“Lenders” means the Persons listed on Schedule 2.01, including any such Person identified thereon or in the signature pages hereto as a Lead Arranger, and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period, the London interbank offered rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if a LIBOR Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the LIBO Rate for such Interest Period shall be the Interpolated Rate; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 2.14.
“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Lien” has the meaning set forth in Section 6.01(a).
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Margin Stock” means margin stock within the meaning of Regulations U and X issued by the Board.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, condition (financial or otherwise) or prospects of the Guarantor and its Subsidiaries taken as a whole; (b) the validity or enforceability of any of Credit Documents or the rights, remedies and benefits available to the Administrative Agent and the Lenders thereunder; or (c) the ability of the Borrower or the Guarantor to consummate the Transactions.
“Material Subsidiary” means at any time the Borrower, NIPSCO, Columbia, and each Subsidiary of the Guarantor, other than the Borrower, NIPSCO and Columbia, in respect of which:
(a)the Guarantor’s and its other Subsidiaries’ investments in and advances to such Subsidiary and its Subsidiaries exceed 10% of the consolidated total assets of the Guarantor and its Subsidiaries taken as a whole, as of the end of the most recent fiscal year; or
(b)the Guarantor’s and its other Subsidiaries’ proportionate interest in the total assets (after intercompany eliminations) of such Subsidiary and its Subsidiaries exceeds 10% of the consolidated total assets of the Guarantor and its Subsidiaries as of the end of the most recent fiscal year; or
(c)the Guarantor’s and its other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of such Subsidiary and its Subsidiaries exceeds 10% of the consolidated income of the Guarantor and its Subsidiaries for the most recent fiscal year.
“Maturity Date” means the earliest of (a) August 18, 2017 and (b) the date upon which (i) the Commitments are terminated if not previously expired and (ii) amounts payable under this Agreement are accelerated pursuant to Section 8.01 or otherwise.
“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (a) is maintained for employees of the Borrower or an ERISA Affiliate and at least one Person other than the Borrower and its ERISA Affiliates, or (b) was so maintained and in respect of which the Borrower or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event that such plan has been or were to be terminated.
“NIPSCO” means Northern Indiana Public Service Company, an Indiana corporation.
“Non-Recourse Debt” means Indebtedness of the Guarantor or any of its Subsidiaries which is incurred in connection with the acquisition, construction, sale, transfer or other disposition of specific assets, to the extent recourse, whether contractual or as a matter of law, for non-payment of such Indebtedness is limited (a) to such assets or (b) if such assets are (or are to be) held by a Subsidiary formed solely for such purpose, to such Subsidiary or the Capital Stock of such Subsidiary.
“Obligations” means all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing and whenever incurred (including, without limitation, after the commencement of any bankruptcy proceeding), owing to the Administrative Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
“Outstanding Loans” means, as to any Lender at any time, the aggregate principal amount of all Loans made or maintained by such Lender then outstanding.
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Participant” has the meaning set forth in Section 11.04.

“Participant Register” has the meaning set forth in Section 11.04.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pricing Grid” means the pricing grid attached hereto as Annex A.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Project” means an energy or power generation, transmission or distribution facility (including, without limitation, a thermal energy generation, transmission or distribution facility and an electric power generation, transmission or distribution facility (including, without limitation, a cogeneration facility)), a gas production, transportation or distribution facility, or a minerals extraction, processing or distribution facility, together with (a) all related electric power transmission, fuel supply and fuel transportation facilities and power supply, thermal energy supply, gas supply, minerals supply and fuel contracts, (b) other facilities, services or goods that are ancillary, incidental, necessary or reasonably related to the marketing, development, construction, management, servicing, ownership or operation of such facility, (c) contractual arrangements with customers, suppliers and contractors in respect of such facility, and (d) any infrastructure facility related to such facility, including, without limitation, for the treatment or management of waste water or the treatment or remediation of waste, pollution or potential pollutants.
“Project Financing” means Indebtedness incurred by a Project Financing Subsidiary to finance (a) the development and operation of the Project such Project Financing Subsidiary was formed to develop or (b) activities incidental thereto; provided that such Indebtedness does not include recourse to the Guarantor or any of its other Subsidiaries other than (x) recourse to the Capital Stock in any such Project Financing Subsidiary, and (y) recourse pursuant to a Contingent Guaranty.
“Project Financing Subsidiary” means any Subsidiary of the Guarantor (a) that (i) is not a Material Subsidiary, and (ii) whose principal purpose is to develop a Project and activities incidental thereto (including, without limitation, the financing and operation of such Project), or to become a partner, member or other equity participant in a partnership, limited liability company or other entity having such a principal purpose, and (b) substantially all the assets of which are limited to the assets relating to the Project being developed or Capital Stock in such partnership, limited liability company or other entity (and substantially all of the assets of any such partnership, limited liability company or other entity are limited to the assets relating to such Project); provided that such Subsidiary incurs no Indebtedness other than in respect of a Project Financing.
“Recipient” means, as applicable, (a) the Administrative Agent and (b) any Lender.
“Register” has the meaning set forth in Section 11.04.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and representatives of such Person and such Person’s Affiliates.
“Required Lenders” means, subject to the terms of Section 2.20, Lenders having more than 50% in aggregate amount of the Commitments, or if the Commitments shall have been terminated, of the aggregate amount of the Outstanding Loans of all Lenders.
“Responsible Officer” of a Credit Party means any of (a) the President, the chief financial officer, the chief accounting officer and the Treasurer of such Credit Party and (b) any other officer of such Credit Party whose responsibilities include monitoring compliance with this Agreement.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Subsidiary” means, with respect to any Person, any corporation or other entity of which at least a majority of the outstanding shares of stock or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other managers of such corporation or other entity (irrespective of whether or not at the time stock or other equity interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of the Subsidiaries of such Person.
“Substantial Subsidiaries” has the meaning set forth in Section 8.01.
“Syndication Agent” means CoBank, ACB, in its capacity as syndication agent for the Lenders hereunder.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, penalties and additions to tax imposed thereon or in connection therewith.
“Transactions” means the execution, delivery and performance by the Borrower and the Guarantor of this Agreement and the Borrowing of Loans hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising the Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.
“Utility Subsidiary” means a Subsidiary of the Guarantor that is subject to regulation by a Governmental Authority (federal, state or otherwise) having authority to regulate utilities, and any Wholly-Owned Subsidiary thereof.
“Wholly-Owned Subsidiary” means, with respect to any Person, any corporation or other entity of which all of the outstanding shares of stock or other ownership interests in which, other than directors’ qualifying shares (or the equivalent thereof), are at the time directly or indirectly owned or controlled by such Person or one or more of the Subsidiaries of such Person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Sections 4201, 4203 and 4205 of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “or” shall not be exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The terms “knowledge of”, “awareness of” and “receipt of notice of” in relation to a Credit Party, and other similar expressions, mean knowledge of, awareness of, or receipt of notice by, a Responsible Officer of such Credit Party.

SECTION 1.04. Accounting Terms; GAAP.     Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Staff Position APB 14-1 to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

ARTICLE II
THE CREDITS

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make a term loan to the Borrower in Dollars on the Effective Date in a single Borrowing in an aggregate principal amount equal to such Lender’s Commitment. Amounts repaid or prepaid in respect of the Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowing; Request for Borrowing.

(a)Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make the Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make its Loan as required.
(b)Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans or some combination thereof as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $10,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five Eurodollar Borrowings outstanding under this Agreement.
(d)To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing; provided that the Administrative Agent shall have received a written indemnification letter substantially consistent with the terms of Section 2.16 concurrently with such request or (ii) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Borrowings on the Effective Date may be Eurodollar Borrowings. Such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit C (or such other form as shall be approved by the Administrative Agent) signed by an Authorized Officer of the Borrower. Each such telephonic and written Borrowing Request shall specify the following information:
(i)the date of such Borrowing, which shall be a Business Day;

(ii)whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing and the aggregate amount of each Type of Borrowing (if applicable); and
(iii)in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of the Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(e)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. [Intentionally Omitted].

SECTION 2.04. [Intentionally Omitted].

SECTION 2.05. Funding of Borrowings.

(a)Each Lender shall make the Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account established and maintained by the Borrower at the Administrative Agent’s office in New York City.
(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06. Interest Elections.

(a)Each Borrowing initially shall be of the Type or Types specified in the Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request, subject to Section 2.02(d)(i). Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of such Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.02 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election; provided, however, with regard to any election pursuant to this Section 2.06 related to a Eurodollar Borrowing, notice of election shall be delivered not later than 11:00 a.m., New York City time, three (3) Business Days prior to effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit G (or such other form as shall be approved by the Administrative Agent) and signed by the Borrower.
(c)Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions of such Borrowing, the portions thereof to be allocated to each resulting Type of

Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Type of Borrowing.
(e)If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such portion of the Borrowing is repaid as provided herein, at the end of such Interest Period such portion of the Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07. Termination of Commitments. Unless previously terminated, the Commitments shall terminate at 5 p.m. Chicago Time on the Effective Date.

SECTION 2.08. [Reserved].

SECTION 2.09. [Reserved].

SECTION 2.10. Repayment of Loans; Evidence of Debt.

(a)The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.
(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in substantially the form of Exhibit F. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Optional Prepayment of Loans.

(a)The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.
(b)The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Each such telephonic notice of prepayment shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a prepayment notice in substantially the form of Exhibit H (or such other form as shall be approved by the Administrative Agent) and signed by the Borrower. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, it being understood that the foregoing minimum shall not apply to the prepayment in whole of the outstanding Loans of all Lenders. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and by any amounts payable under Section 2.16 in connection with such prepayment.

SECTION 2.12. Fees. The Borrower agrees to pay to the Arrangers and the Administrative Agent, in each case, for its own account and for the account of the other Persons entitled thereto, the fees provided for in the applicable fee letters dated July 18, 2014 and July 30, 2014, executed and delivered with respect to the credit facility provided for herein, in each case, in the amounts and at the times set forth therein and in immediately available funds. All fees payable hereunder shall be paid in immediately available funds. Fees due and paid shall not be refundable under any circumstances.

SECTION 2.13. Interest.

(a)The Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.
(b)The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided above.
(d)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or
(b)the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
SECTION 2.15. Increased Costs.     If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement described in paragraph (e) of this Section);
(ii)impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or participation therein; or

(iii)    subject the Administrative Agent or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) imposed on or with respect to any payment made by or on account of any obligations of any Credit Party under the Credit Documents) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or such Lender of making, continuing, converting to or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by the Administrative Agent or such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Administrative Agent or such Lender, as the case may be, such additional amount or amounts as will compensate the Administrative Agent or such Lender for such additional costs incurred or reduction suffered.
(a)If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of its holding company, if any, as a consequence of this Agreement to a level below that which such Lender or its holding company could have achieved but for such Change in Law (taking into consideration its policies and the policies of its holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.
(b)A certificate of a Lender setting forth the amount or amounts necessary to compensate it or its holding company as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the amount shown as due on any such certificate within 10 days after receipt thereof.
(c)Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than ninety days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of its intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety day period referred to above shall be extended to include the period of retroactive effect thereof.
(d)The Borrower shall pay (without duplication as to amounts paid under this Section 2.15) to each Lender, so long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Loan of such Lender, from the date of such Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBO Rate for the Interest Period for such Loan from (ii) the rate obtained by dividing such LIBO Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Loan. Such additional interest determined by such Lender and notified to the Borrower and the Administrative Agent, accompanied by the calculation of the amount thereof, shall be conclusive and binding for all purposes absent manifest error.
(e)If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount reasonably determined by such Lender to be equal to the excess, if any, of (x) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the LIBO Rate for such Interest Period, over (y) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for dollar deposit from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes.

(a)Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Credit Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions and (iii) such Credit Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (and for any Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Credit Party to a Governmental Authority, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the laws of the jurisdiction in which the Borrower or the Guarantor is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with an additional original or a photocopy, as required under applicable rules and procedures, to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as shall be necessary to permit such payments to be made without withholding or at a reduced rate. Further, in those circumstances as shall be necessary to allow payments hereunder to be made free of (or at a reduced rate of) withholding tax, each other Lender and the Administrative Agent, as applicable, shall deliver to Borrower such documentation as the Borrower may reasonably request in writing.
(f)Except with the prior written consent of the Administrative Agent, all amounts payable by a Credit Party hereunder shall be made by such Credit Party in its own name and for its own account from within the United States of America by a payor that is a United States person (within the meaning of Section 7701 of the Code).
(g)If a payment made to a Lender under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-Offs.

(a)The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Section 2.15, 2.16, 2.17 or 11.03, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its office listed in Section 11.01(b), except that payments pursuant to Sections 2.15, 2.16, 2.17 and 11.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.
(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Obligations owing to it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of such Obligations and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of, or other Obligations owing to, other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans or other Obligations, as applicable; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Guarantor, the Borrower or any other Subsidiary or Affiliate of the Guarantor (as to which the provisions of this paragraph shall apply). The Borrower and the Guarantor consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower and the Guarantor rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower or the affected Guarantor in the amount of such participation.
(d)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.
(e)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
(f)None of the funds or assets of the Borrower that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Anti-Corruption Laws or Sanctions.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a)Any Lender claiming reimbursement or compensation from the Borrower under either of Sections 2.15 and 2.17 for any losses, costs or other liabilities shall use reasonable efforts (including, without limitation, reasonable efforts to designate a different lending office of such Lender for funding or booking its Loans or to assign its rights and obligations hereunder to another of its offices, branches or affiliates) to mitigate the amount of such losses, costs and other liabilities, if such efforts can be made and such mitigation can be accomplished without such Lender suffering (i) any economic disadvantage for which such Lender does not receive full indemnity from the Borrower under this Agreement or (ii) otherwise be disadvantageous to such Lender.
(b)In determining the amount of any claim for reimbursement or compensation under Sections 2.15 and 2.17, each Lender will use reasonable methods of calculation consistent with such methods customarily employed by such Lender in similar situations.
(c)Each Lender will notify the Borrower either directly or through the Administrative Agent of any event giving rise to a claim under Section 2.15 or Section 2.17 promptly after the occurrence thereof which notice shall be accompanied by a certificate of such Lender setting forth in reasonable detail the circumstances of such claim.
(d)If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04, provided that the Administrative Agent may, in its sole discretion, elect to waive the $3,500 processing and recordation fee in connection therewith), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender, the Outstanding Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.02); provided, that this Section 2.20 shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby
In the event that the Administrative Agent and the Borrower agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Applicable Percentage of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
ARTICLE III
CONDITIONS

SECTION 3.01. Conditions Precedent to the Effectiveness of this Agreement. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.02).

(a)The Administrative Agent (or its counsel) shall have received from each party thereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)The Lenders, the Administrative Agent, the Arrangers and each other Person entitled to the payment of fees or the reimbursement or payment of expenses, pursuant hereto or to certain fee letters executed and delivered with respect to the credit facility provided for herein, shall have received all fees required to be paid by the Effective Date (including, without limitation, all fees owing on the Effective Date under Section 2.12 hereof), and all expenses for which invoices have been presented on or before the Effective Date.
(c)The Administrative Agent shall have received certified copies of the resolutions of the Board of Directors of each of the Guarantor and the Borrower approving this Agreement, and of all documents evidencing other necessary corporate action and governmental and regulatory approvals with respect to this Agreement.
(d)The Administrative Agent shall have received from each of the Borrower and the Guarantor, to the extent generally available in the relevant jurisdiction, a copy of a certificate or certificates of the Secretary of State (or other appropriate public official) of the jurisdiction of its incorporation, dated reasonably near the Effective Date, (i) listing the charters of the Borrower or the Guarantor, as the case may be, and each amendment thereto on file in such office and certifying that such amendments are the only amendments to the Borrower’s or the Guarantor’s charter, as the case may be, on file in such office, and (ii) stating, in the case of the Borrower, that the Borrower is authorized to transact business under the laws of the jurisdiction of its place of incorporation, and, in the case of the Guarantor, that the Guarantor is duly incorporated and in good standing under the laws of the jurisdiction of its place of incorporation.
(e)(i) The Administrative Agent shall have received a certificate or certificates of each of the Borrower and the Guarantor, signed on behalf of the Borrower and the Guarantor respectively, by a the Secretary, an Assistant Secretary or a Responsible Officer thereof, dated the Effective Date, certifying as to (A) the absence of any amendments to the charter of the Borrower or the Guarantor, as the case may be, since the date of the certificates referred to in paragraph (d) above, (B) a true and correct copy of the bylaws of each of the Borrower or the Guarantor, as the case may be, as in effect on the Effective Date, (C) the absence of any proceeding for the dissolution or liquidation of the Borrower or the Guarantor, as the case may be, (D) the truth, in all material respects, of the representations and warranties contained in the Credit Documents to which the Borrower or the Guarantor is a party, as the case may be, as though made on and as of the Effective Date, and (E) the absence, as of the Effective Date, of any Default or Event of Default; and (ii) each of such certifications shall be true.
(f)The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each of the Guarantor and the Borrower certifying the names and true signatures of the officers of Guarantor or the Borrower, as the case may be, authorized to sign, and signing, this Agreement and the other Credit Documents to be delivered hereunder on or before the Effective Date.
(g)The Administrative Agent shall have received from Schiff Hardin LLP, counsel for the Guarantor and the Borrower, a favorable opinion, substantially in the form of Exhibit B hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request.

SECTION 3.02. Conditions Precedent to Each Extension of Credit.     The obligation of each Lender to make any Extension of Credit (including the initial Extension of Credit but excluding any conversion or continuation of any Loan) shall be subject to the satisfaction (or waiver in accordance with Section 11.02) of each of the following conditions:

(a)The representations and warranties of the Guarantor and the Borrower set forth in this Agreement (other than the representation and warranty set forth in Section 4.01(g)) shall be true and correct in all material respects on and as of the date of such Extension of Credit, except to the extent that such representations and warranties are specifically limited to a prior date, in which case such representations and warranties shall be true and correct in all material respects on and as of such prior date provided, that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by “materiality,” “Material Adverse Effect” or similar language in the text thereof.
(b)Such Extension of Credit will comply with all other applicable requirements of Article II, including, without limitation Sections 2.01 and 2.02, as applicable.
(c)At the time of and immediately after giving effect to such Extension of Credit, no Default or Event of Default shall have occurred and be continuing.
(d)The Administrative Agent shall have timely received a Borrowing Request.

Each Extension of Credit and the acceptance by the Borrower of the benefits thereof shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Credit Parties. Each of the Borrower and the Guarantor represents and warrants as follows:

(a)Each of the Borrower and the Guarantor is a corporation duly organized, validly existing and, in the case of the Borrower, authorized to transact business under the laws of the State of its incorporation, and, in the case of the Guarantor, in good standing under the laws of the State of its incorporation.
(b)The execution, delivery and performance by each of the Credit Parties of the Credit Documents to which it is a party (i) are within such Credit Party’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (A) such Credit Party’s charter or by-laws, as the case may be, or (B) any law, rule or regulation, or any material Contractual Obligation or legal restriction, binding on or affecting such Credit Party or any Material Subsidiary, as the case may be, and (iv) do not require the creation of any Lien on the property of such Credit Party or any Material Subsidiary under any Contractual Obligation binding on or affecting such Credit Party or any Material Subsidiary.
(c)No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the due execution, delivery and performance by any Credit Party of this Agreement or any other Credit Document to which any of them is a party, except for such as (i) have been obtained or made and that are in full force and effect or (ii) are not presently required under applicable law and have not yet been applied for.
(d)Each Credit Document to which any Credit Party is a party is a legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(e)The consolidated balance sheet of the Guarantor and its Subsidiaries dated as of December 31, 2013, and the related statements of income and retained earnings of the Guarantor and its Subsidiaries for the fiscal year then ended, copies of which have been made available or furnished to each Lender, fairly present the financial condition of the Guarantor and its Subsidiaries as at such date and the results of the operations of the Guarantor and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied.

(f)The unaudited consolidated balance sheet of the Guarantor and its Subsidiaries as at June 30, 2014, and the related statements of income and retained earnings of the Guarantor and its Subsidiaries for the six-month period then ended, copies of which have been made available or furnished to each Lender, fairly present (subject to year end audit adjustments) the financial condition of the Guarantor and its Subsidiaries as at such date and the results of the operations of the Guarantor and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied.
(g)Since December 31, 2013, there has been no material adverse change in such condition or operations, or in the business, assets, operations, condition (financial or otherwise) or prospects of any of the Credit Parties or of Columbia.
(h)There is no pending or threatened action, proceeding or investigation affecting such Credit Party before any court, governmental agency or other Governmental Authority or arbitrator that (taking into account the exhaustion of appeals) would have a Material Adverse Effect, or that (i) purports to affect the legality, validity or enforceability of this Agreement or any promissory notes executed pursuant hereto, or (ii) seeks to prohibit the ownership or operation, by any Credit Party or any of their respective Material Subsidiaries, of all or a material portion of their respective businesses or assets.
(i)The Guarantor and its Subsidiaries, taken as a whole, do not hold or carry Margin Stock having an aggregate value in excess of 10% of the value of their consolidated assets, and no part of the proceeds of any Loan hereunder will be used to buy or carry any Margin Stock.
(j)No ERISA Event has occurred, or is reasonably expected to occur, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.
(k)Schedule B (Actuarial Information) to the 2013 Annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and made available or furnished to each Lender, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no adverse change in such funding status which may reasonably be expected to have a Material Adverse Effect.
(l)Neither the Guarantor nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan which may reasonably be expected to have a Material Adverse Effect.
(m)Neither the Guarantor nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title VI of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA, in either such case, that could reasonably be expected to have a Material Adverse Effect.
(n)No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
(o)Each Credit Party has filed all tax returns (Federal, state and local) required to be filed by it and has paid or caused to be paid all taxes due for the periods covered thereby, including interest and penalties, except for any such taxes, interest or penalties which are being contested in good faith and by proper proceedings and in respect of which such Credit Party has set aside adequate reserves for the payment thereof in accordance with GAAP.
(p)Each Credit Party and its Subsidiaries are and have been in compliance with all laws (including, without limitation, all Environmental Laws), except to the extent that any failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(q)No Subsidiary of any Credit Party is party to, or otherwise bound by, any agreement that prohibits such Subsidiary from making any payments, directly or indirectly, to such Credit Party, by way of dividends, advances, repayment of loans or advances, reimbursements of management or other intercompany charges, expenses and accruals or other returns on investment, or any other agreement that restricts the ability of such Subsidiary to make any payment, directly or indirectly, to such Credit Party, other than prohibitions and restrictions permitted to exist under Section 6.01(e).
(r)The information, exhibits and reports furnished by the Guarantor or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Credit Documents, taken as a whole, do not contain any material misstatement of fact and do not omit to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances made.
(s)Each Credit Party and its Subsidiaries have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance by each Credit Party and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Credit Party and its Subsidiaries and their respective officers and employees and to the knowledge of such Credit Party and its Subsidiaries, its respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Credit Parties or its Subsidiaries or to the knowledge of such Credit Party or its Subsidiaries, any of their respective directors, officers or employees, or (b) to the knowledge of the Credit Parties, any agent of the Credit Parties or any of their respective Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other Transactions will violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE V
AFFIRMATIVE COVENANTS

SECTION 5.01. Affirmative Covenants. So long as any Lender shall have any Commitment hereunder or any principal of any Loan, interest or fees payable hereunder shall remain unpaid, each of the Credit Parties will, unless the Required Lenders shall otherwise consent in writing:

(a)Compliance with Laws, Etc. (i) Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders (including, without limitation, any of the foregoing relating to employee health and safety or public utilities and all Environmental Laws), unless the failure to so comply could not reasonably be expected to have a Material Adverse Effect and (ii) maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by each Credit Party and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
(b)Maintenance of Properties, Etc. Maintain and preserve, and cause each Material Subsidiary to maintain and preserve, all of its material properties which are used in the conduct of its business in good working order and condition, ordinary wear and tear excepted, if the failure to do so could reasonably be expected to have a Material Adverse Effect.
(c)Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property, and (ii) all legal claims which, if unpaid, might by law become a lien upon its property; provided, however, that neither any Credit Party nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim which is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.
(d)Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually obtained by companies engaged in similar businesses of comparable size and financial strength and owning similar properties in the same general areas in which such Credit Party or such Subsidiary operates, or, to the extent such Credit Party or Subsidiary deems it reasonably prudent to do so, through its own program of self-insurance.
(e)Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each Material Subsidiary to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises, except as otherwise permitted under this Agreement; provided that that no such Person shall be required to preserve any right or franchise with respect to which the Board of Directors of such Person has determined that the preservation thereof is no longer desirable in the conduct of the business of such Person and that the loss thereof is not disadvantageous in any material respect to any Credit Party or the Lenders.
(f)Visitation Rights. At any reasonable time and from time to time, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, on not less than five Business Days’ notice (which notice shall be required only so long as no Default shall be occurred and be continuing), to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, such Credit Party or any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Credit Parties and their respective Subsidiaries with any of their respective officers and with their independent certified public accountants; subject, however, in all cases to the imposition of such conditions as the affected Credit Party or Subsidiary shall deem necessary based on reasonable considerations of safety and security and provided that so long as no Default or Event of Default shall have occurred and be continuing, each Lender will be limited to one visit each year.
(g)Keeping of Books. (i) Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all material financial transactions and the assets and business of each of the Credit Parties and each of their respective Subsidiaries, and (ii) maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied.
(h)Reporting Requirements. Deliver to the Administrative Agent for distribution to the Lenders:

(i)as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Guarantor (or, if earlier, concurrently with the filing thereof with the Securities and Exchange Commission or any national securities exchange in accordance with applicable law or regulation), commencing with the fiscal quarter ending September 30, 2014, balance sheets and cash flow statements of the Guarantor and its Consolidated Subsidiaries in comparative form as of the end of such quarter and statements of income and retained earnings of the Guarantor and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year of the Guarantor and ending with the end of such quarter, each prepared in accordance with generally accepted accounting principles consistently applied, subject to normal year-end audit adjustments, certified by the chief financial officer of the Guarantor.
(ii)as soon as available and in any event within 90 days after the end of each fiscal year of the Guarantor (or, if earlier, concurrently with the filing thereof with the Securities and Exchange Commission or any national securities exchange in accordance with applicable law or regulation), commencing with the fiscal year ending December 31, 2014, a copy of the audit report for such year for the Guarantor and its Consolidated Subsidiaries containing balance sheets and cash flow statements of the Guarantor and its Consolidated Subsidiaries and statements of income and retained earnings of the Guarantor and its Consolidated Subsidiaries for such year prepared in accordance with generally accepted accounting principles consistently applied as reported on by independent certified public accountants of recognized national standing acceptable to the Required Lenders, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards;
(iii)concurrently with the delivery of financial statements pursuant to clauses (i) and (ii) above or the notice relating thereto contemplated by the final sentence of this Section 5.01(h), a certificate of a senior financial officer of each of the Guarantor and the Borrower (A) to the effect that no Default or Event of Default has occurred and is continuing (or, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Guarantor or the Borrower, as the case may be, has taken and proposes to take with respect thereto), and (B) in the case of the certificate relating to the Guarantor, setting forth calculations, in reasonable detail, establishing Borrower’s compliance, as at the end of such fiscal quarter, with the financial covenant contained in Article VII;
(iv)as soon as possible and in any event within five days after the occurrence of each Default or Event of Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Event of Default or event and the action which the Borrower has taken and proposes to take with respect thereto;
(v)promptly after the sending or filing thereof, copies of all reports which the Guarantor sends to its stockholders, and copies of all reports and registration statements (other than registration statements filed on Form S‑8) that the Guarantor, the Borrower or any Subsidiary of the Guarantor or the Borrower, files with the Securities and Exchange Commission;
(vi)promptly and in any event within 10 days after the Guarantor knows or has reason to know that any material ERISA Event has occurred, a statement of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, which the Guarantor or any affected ERISA Affiliate proposes to take with respect thereto;
(vii)promptly and in any event within two Business Days after receipt thereof by the Guarantor (or knowledge being obtained by the Guarantor of the receipt thereof by any ERISA Affiliate), copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;
(viii)promptly and in any event within five Business Days after receipt thereof by the Guarantor (or knowledge being obtained by the Guarantor of the receipt thereof by any ERISA Affiliate) from the sponsor of a Multiemployer Plan, a copy of each notice received by the Guarantor or any ERISA Affiliate concerning (A) the imposition of material Withdrawal Liability by a Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any Multiemployer Plan or (C) the amount of liability incurred, or which may be incurred, by the Guarantor or any ERISA Affiliate in connection with any event described in clause (A) or (B) above;
(ix)promptly after the Guarantor has knowledge of the commencement thereof, notice of any actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Guarantor or any Material Subsidiary of the type described in Section 4.01(h);
(x)promptly after the Guarantor or the Borrower knows of any change in the rating of the Index Debt by S&P or Moody’s, a notice of such changed rating; and
(xi)such other information respecting the condition or operations, financial or otherwise, of the Guarantor or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.
Notwithstanding the foregoing, the Credit Parties’ obligations to deliver the documents or information required under any of clauses (i), (ii) and (v) above shall be deemed to be satisfied upon (x) the relevant documents or information being publicly available on the Guarantor’s website or other publicly available electronic medium (such as EDGAR) within the time period required by such clause, and (y) the delivery by the Guarantor or the Borrower of notice to the Administrative Agent and the Lenders, within the time period required by such clause, that such documents or information are so available.
(i)Use of Proceeds. Use the proceeds of the Loans hereunder for working capital and other general corporate purposes, including refinancing of existing indebtedness and not request any Borrowing, nor use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing directly or indirectly (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
(j)Ratings. At all times maintain ratings by both Moody’s and S&P with respect to the Index Debt.

ARTICLE VI
NEGATIVE COVENANTS

SECTION 6.01. Negative Covenants. So long as any Lender shall have any Commitment hereunder or any principal of any Loan, interest or fees payable hereunder shall remain unpaid, no Credit Party will, without the written consent of the Required Lenders:

(a)Limitation on Liens. Create or suffer to exist, or permit any of its Subsidiaries (other than a Utility Subsidiary) to create or suffer to exist, any lien, security interest, or other charge or encumbrance (collectively, “Liens”) upon or with respect to any of its properties, whether now owned or hereafter acquired, or collaterally assign for security purposes, or permit any of its Subsidiaries (other than a Utility Subsidiary) to so assign any right to receive income in each case to secure or provide for or guarantee the payment of Debt for Borrowed Money of any Person, without in any such case effectively securing, prior to or concurrently with the creation, issuance, assumption or guaranty of any such Debt for Borrowed Money, the Obligations (together with, if the Guarantor shall so determine, any other Debt for Borrowed Money of or guaranteed by the Guarantor or any of its Subsidiaries ranking equally with the Loans and then existing or thereafter created) equally and ratably with (or prior to) such Debt for Borrowed Money; provided, however, that the foregoing restrictions shall not apply to or prevent the creation or existence of:
(i)(A) Liens on any property acquired, constructed or improved by the Guarantor or any of its Subsidiaries (other than a Utility Subsidiary) after the date of this Agreement that are created or assumed prior to, contemporaneously with, or within 180 days after, such acquisition or completion of such construction or improvement, to secure or provide for the payment of all or any part of the purchase price of such property or the cost of such construction or improvement; or (B) in addition to Liens contemplated by clauses (ii) and (iii) below, Liens on any property existing at the time of acquisition thereof, provided that the Liens shall not apply to any property theretofore owned by the Guarantor or any such Subsidiary other than, in the case of any such construction or improvement, (1) unimproved real property on which the property so constructed or the improvement is located, (2) other property (or improvements thereon) that is an improvement to or is acquired or constructed for specific use with such acquired or constructed property (or improvement thereof), and (3) any rights and interests (A) under any agreements or other documents relating to, or (B) appurtenant to, the property being so constructed or improved or such other property;
(ii)existing Liens on any property or indebtedness of a corporation that is merged with or into or consolidated with any Credit Party or any of its Subsidiaries; provided that such Lien was not created in contemplation of such merger or consolidation;
(iii)Liens on any property or indebtedness of a corporation existing at the time such corporation becomes a Subsidiary of any Credit Party; provided that such Lien was not created in contemplation of such occurrence;
(iv)Liens to secure Debt for Borrowed Money of a Subsidiary of a Credit Party to a Credit Party or to another Subsidiary of the Guarantor;
(v)Liens in favor of the United States of America, any State, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt for Borrowed Money incurred for the purpose of financing all or any part of the purchase price of the cost of constructing or improving the property subject to such Liens, including, without limitation, Liens to secure Debt for Borrowed Money of the pollution control or industrial revenue bond type;
(vi)Liens on any property (including any natural gas, oil or other mineral property) to secure all or part of the cost of exploration, drilling or development thereof or to secure Debt for Borrowed Money incurred to provide funds for any such purpose;
(vii)Liens existing on the date of this Agreement;
(viii)Liens for the sole purposes of extending, renewing or replacing in whole or in part Debt for Borrowed Money secured by any Lien referred to in the foregoing clauses (i) through (vii), inclusive, or this clause (viii); provided, however, that the principal amount of Debt for Borrowed Money secured thereby shall not exceed the principal amount of Debt for Borrowed Money so secured at the time of such extension, renewal or replacement (which, for purposes of this limitation as it applies to a synthetic lease, shall be deemed to be (x) the lessor’s original cost of the property subject to such lease at the time of extension, renewal or replacement, less (y) the aggregate amount of all prior payments under such lease allocated pursuant to the terms of such lease to reduce the principal amount of the lessor’s investment, and borrowings by the lessor, made to fund the original cost of the property), and that such extension, renewal or replacement shall be limited to all or a part of the property or indebtedness which secured the Lien so extended, renewed or replaced (plus improvements on such property);
(ix)Liens on any property or assets of a Project Financing Subsidiary, or on any Capital Stock in a Project Financing Subsidiary, in either such case, that secure only a Project Financing or a Contingent Guaranty that supports a Project Financing; or
(x)Any Lien, other than a Lien described in any of the foregoing clauses (i) through (ix), inclusive, to the extent that it secures Debt for Borrowed Money, or guaranties thereof, the outstanding principal balance of which at the time of creation of such Lien, when added to the aggregate principal balance of all Debt for Borrowed Money secured by Liens incurred under this clause (x) then outstanding, does not exceed $150,000,000.

If at any time any Credit Party or any of its Subsidiaries shall create, issue, assume or guaranty any Debt for Borrowed Money secured by any Lien and the first paragraph of this Section 6.01(a) requires that the Loans be secured equally and ratably with such Debt for Borrowed Money, the Borrower shall promptly deliver to the Administrative Agent and each Lender:
(1)    a certificate of a duly authorized officer of the Borrower stating that the covenant contained in the first paragraph of this Section 6.01(a) has been complied with; and
(2)    an opinion of counsel acceptable to the Required Lenders to the effect that such covenant has been complied with and that all documents executed by any Credit Party or any of its Subsidiaries in the performance of such covenant comply with the requirements of such covenant.
(b)Mergers, Etc. Merge or consolidate with or into, or, except in a transaction permitted under paragraph (c) of this Section, convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or permit any of its Subsidiaries to do so, except that:
(i)any Subsidiary of the Guarantor (other than the Borrower) may merge or consolidate with or transfer assets to or acquire assets from any other Subsidiary of the Guarantor, provided that in the case of any such merger, consolidation, or transfer of assets to which NIPSCO or Columbia is a party, the continuing or surviving Person shall be a Wholly-Owned Subsidiary of the Guarantor; and
(ii)the Borrower may merge or consolidate with, or transfer assets to, or acquire assets from, any other Wholly-Owned Subsidiary of the Guarantor, provided that in the case of any such merger or consolidation to which the Borrower is not the surviving Person, or transfer of all or substantially all of the assets of the Borrower to any other Wholly-Owned Subsidiary of the Guarantor, immediately after giving effect thereto, (A) no Event of Default shall have occurred and be continuing (determined, for purposes of compliance with Article VII after giving effect to such transaction, on a pro forma basis as if such transaction had occurred on the last day of the Guarantor’s fiscal quarter then most recently ended) and (B) such surviving Person or transferee, as applicable, shall have assumed all of the obligations of the Borrower under and in respect of the Credit Documents by written instrument satisfactory to the Administrative Agent and its counsel in their reasonable discretion, accompanied by such opinions of counsel and other supporting documents as they may reasonably require; and
(iii)any Subsidiary of the Guarantor may merge into the Guarantor or the Borrower or transfer assets to the Borrower or the Guarantor, provided that in the case of any merger or consolidation of the Borrower into the Guarantor or transfer of all or substantially all of the assets of the Borrower to the Guarantor, immediately after giving effect thereto, (A) no Event of Default shall have occurred and be continuing (determined, for purposes of compliance with Article VII after giving effect to such transaction, on a pro forma basis as if such transaction had occurred on the last day of the Guarantor’s fiscal quarter then most recently ended) and (B) the Guarantor shall have assumed all of the obligations of the Borrower under and in respect of the Credit Documents by written instrument satisfactory to the Administrative Agent and its counsel in their reasonable discretion, accompanied by such opinions of counsel and other supporting documents as they may reasonably require; and
(iv)the Guarantor or any Subsidiary of the Guarantor may merge, or consolidate with or transfer all or substantially all of its assets to any other Person; provided that in each case under this clause (iii), immediately after giving effect thereto, (A) no Event of Default shall have occurred and be continuing (determined, for purposes of compliance with Article VII after giving effect to such transaction, on a pro forma basis as if such transaction had occurred on the last day of the Guarantor’s fiscal quarter then most recently ended); (B) in the case of any such merger, consolidation or transfer of assets to which the Borrower is a party, the Borrower shall be the continuing or surviving corporation; (C) in the case of any such merger, consolidation, or transfer of assets to which NIPSCO or Columbia is a party, NIPSCO or Columbia, as the case may be, shall be the continuing or surviving corporation and shall be a Wholly-Owned Subsidiary of the Guarantor; (D) in the case of any such merger, consolidation or transfer of assets to which the Guarantor is a party, the Guarantor shall be the continuing or surviving corporation; and (E) the Index Debt shall be rated at least BBB- by S&P and at least Baa3 by Moody’s.

(c)Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of their respective Subsidiaries to sell, lease, transfer or otherwise dispose of (other than in connection with a transaction authorized by paragraph (b) of this Section) any substantial part of its assets; provided that the foregoing shall not prohibit any such sale, conveyance, lease, transfer or other disposition that (i) constitutes realization on a Lien permitted to exist under Section 6.01(a); or (ii) (A) (1) is for a price not materially less than the fair market value of such assets, (2) would not materially impair the ability of any Credit Party to perform its obligations under this Agreement and (3) together with all other such sales, conveyances, leases, transfers and other dispositions, would have no Material Adverse Effect, or (B) would not result in the sale, lease, transfer or other disposition, in the aggregate, of more than 10% of the consolidated total assets of the Guarantor and its Subsidiaries, determined in accordance with GAAP, on December 31, 2013.
(d)Compliance with ERISA. (i) Terminate, or permit any ERISA Affiliate to terminate, any Plan so as to result in a Material Adverse Effect or (ii) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), or any other event or condition, that presents a material (in the reasonable opinion of the Required Lenders) risk of such a termination by the PBGC of any Plan, if such termination could reasonably be expected to have a Material Adverse Effect.
(e)Certain Restrictions. Permit any of its Subsidiaries (other than, in the case of the Guarantor, the Borrower) to enter into or permit to exist any agreement that by its terms prohibits such Subsidiary from making any payments, directly or indirectly, to such Credit Party by way of dividends, advances, repayment of loans or advances, reimbursements of management or other intercompany charges, expenses and accruals or other returns on investment, or any other agreement that restricts the ability of such Subsidiary to make any payment, directly or indirectly, to such Credit Party; provided that the foregoing shall not apply to prohibitions and restrictions (i) imposed by applicable law, (ii) (A) imposed under an agreement in existence on the date of this Agreement, and (B) described on Schedule 6.01(e), (iii) existing with respect to a Subsidiary on the date it becomes a Subsidiary that are not created in contemplation thereof (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such prohibition or restriction), (iv) contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such prohibitions or restrictions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (v) imposed on a Project Financing Subsidiary in connection with a Project Financing, or (vi) that could not reasonably be expected to have a Material Adverse Effect.

ARTICLE VII
FINANCIAL COVENANT

So long as any Lender shall have any Commitment hereunder or any principal of any Loan, interest or fees payable hereunder shall remain unpaid, the Guarantor shall maintain a Debt to Capitalization Ratio of not more than 0.70 to 1.00.
ARTICLE VIII
EVENTS OF DEFAULT

SECTION 8.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)The Borrower shall fail to pay any principal of any Loan when the same becomes due and payable or shall fail to pay any interest, fees or other amounts hereunder within three Business Days after when the same becomes due and payable; or
(b)Any representation or warranty made by any Credit Party in any Credit Document or by any Credit Party (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect (or any such representation or warranty that was otherwise qualified by materiality shall prove to have been false or misleading in any respect) when made; or
(c)Any Credit Party shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(e), 5.01(f), 5.01(h), 5.01(i), 6.01 or Article VII; or
(d)Any Credit Party shall fail to perform or observe any term, covenant or agreement contained in any Credit Document on its part to be performed or observed (other than one identified in paragraph (a), (b) or (c) above) if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for thirty days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
(e)The Guarantor, the Borrower or any of their respective Subsidiaries shall fail to pay any principal of or premium or interest on any Indebtedness (excluding Non-Recourse Debt) which is outstanding in a principal amount of at least $50,000,000 in the aggregate (but excluding the Loans) of the Guarantor, the Borrower or such Subsidiary, as the case may be, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the scheduled maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or
(f)Any Credit Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Credit Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against any Credit Party (but not instituted by any Credit Party), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, any Credit Party or for any substantial part of its property) shall occur; or any Credit Party shall take any corporate action to authorize any of the actions set forth above in this paragraph (f); or
(g)One or more Subsidiaries of the Guarantor (other than the Borrower) in which the aggregate sum of (i) the amounts invested by the Guarantor and its other Subsidiaries in the aggregate, by way of purchases of Capital Stock, Capital Leases, loans or otherwise, and (ii) the amount of recourse, whether contractual or as a matter of law (but excluding Non-Recourse Debt), available to creditors of such Subsidiary or Subsidiaries against the Guarantor or any of its other Subsidiaries, is $100,000,000 or more (collectively, “Substantial Subsidiaries”) shall generally not pay their respective debts as such debts become due, or shall admit in writing their respective inability to pay their debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Substantial Subsidiaries seeking to adjudicate them bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of them or their respective debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for them or for any substantial part of their respective property and, in the case of any such proceeding instituted against Substantial Subsidiaries (but not instituted by the Guarantor or any Subsidiary of the Guarantor), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, the Substantial Subsidiaries or for any substantial part of their respective property) shall occur; or Substantial Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this paragraph (g); or
(h)Any judgment or order for the payment of money in excess of $50,000,000 shall be rendered against the Borrower, the Guarantor or any of its other Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(i)Any ERISA Event shall have occurred with respect to a Plan and, 30 days after notice thereof shall have been given to the Guarantor or the Borrower by the Administrative Agent, (i) such ERISA Event shall still exist and (ii) the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or, in the case of a Plan with respect to which an ERISA Event described in clauses (c) through (f) of the definition of ERISA Event shall have occurred and then exist, the liability related thereto) is equal to or greater than $10,000,000 (when aggregated with paragraphs (j), (k) and (l) of this Section), and a Material Adverse Effect could reasonably be expected to occur as a result thereof; or
(j)The Guarantor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Guarantor and its ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $10,000,000 or requires payments exceeding $10,000,000 per annum (in either case, when aggregated with paragraphs (i), (k) and (l) of this Section), and a Material Adverse Effect could reasonably be expected to occur as a result thereof; or
(k)The Guarantor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Guarantor and its ERISA Affiliates to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan year of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $10,000,000 (when aggregated with paragraphs (i), (j) and (l) of this Section), and a Material Adverse Effect could reasonably be expected to occur as a result thereof; or
(l)The Guarantor or any ERISA Affiliate shall have committed a failure described in Section 303(k)(1) of ERISA and the amount determined under Section 303(k)(3) of ERISA is equal to or greater than $10,000,000 (when aggregated with paragraphs (i), (j) and (k) of this Section), and a Material Adverse Effect could reasonably be expected to occur as a result thereof; or
(m)Any provision of the Credit Documents shall be held by a court of competent jurisdiction to be invalid or unenforceable against any Credit Party purported to be bound thereby, or any Credit Party shall so assert in writing; or
(n)Any Change of Control shall occur;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitment of each Lender to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request or with the consent of the Required Lenders, by notice to the Borrower, declare all amounts payable under this Agreement to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of an actual or deemed entry of an order for relief with respect to any Credit Party under the Federal Bankruptcy Code, (1) the Commitment of each Lender hereunder shall automatically be terminated and (2) all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE IX
THE ADMINISTRATIVE AGENT

SECTION 9.01. The Administrative Agent.

(a)Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
(b)The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Credit Party or any of such Credit Party’s Subsidiaries or other Affiliates thereof as if it were not the Administrative Agent hereunder.
(c)The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders, and (iii) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, the Guarantor or any of its other Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or, if applicable, all of the Lenders) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement, (2) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (4) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (5) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and the conformity thereof to such express requirement.
(d)The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for a Credit Party) independent accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
(e)The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
(f)Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Credit Parties. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent shall not unreasonably be withheld), to appoint a successor, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank, in any event having total assets in excess of $500,000,000 and who shall serve until such time, if any, as an Agent shall have been appointed as provided above. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 11.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.
(g)Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
(h)No Lender identified on the signature pages of this Agreement as a “Lead Arranger” or “Syndication Agent”, or that is given any other title hereunder other than “Administrative Agent”, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the generality of the foregoing, no Lender so identified as a “Lead Arranger” or “Syndication Agent” or that is given any other title hereunder, shall have, or be deemed to have, any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
(i)Notwithstanding anything to the contrary herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and in the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.01 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (ii) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.18(c)) or (iiii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a Bankruptcy Event relative to any Credit Party; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.01 and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 2.18(c), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
ARTICLE X
GUARANTY
SECTION 10.01. The Guaranty.

(a)The Guarantor, as primary obligor and not merely as a surety, hereby irrevocably, absolutely and unconditionally guarantees to the Administrative Agent and the Lenders and each of their respective successors, endorsees, transferees and assigns (each a “Beneficiary” and collectively, the “Beneficiaries”) the prompt and complete payment by the Borrower, as and when due and payable, of the Obligations, in accordance with the terms of the Credit Documents. The provisions of this Article X are sometimes referred to hereinafter as the “Guaranty”.
(b)The Guarantor hereby guarantees that the Obligations will be paid strictly in accordance with the terms of the Credit Documents, regardless of any law now or hereafter in effect in any jurisdiction affecting any such terms or the rights of the Beneficiaries with respect thereto. The obligations and liabilities of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of: (i) any lack of validity or enforceability of any of the Obligations or any Credit Document, or any delay, failure or omission to enforce or agreement not to enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise of any right with respect to the foregoing (including, in each case, without limitation, as a result of the insolvency, bankruptcy or reorganization of any Beneficiary, the Borrower or any other Person); (ii) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Obligations, or any other amendment or waiver of or consent to any departure from the Credit Documents or any agreement or instrument relating thereto; (iii) any exchange or release of, or non-perfection of any Lien on or in any collateral, or any release, amendment or waiver of, or consent to any departure from, any other guaranty of, or agreement granting security for, all or any of the Obligations; (iv) any claim, set-off, counterclaim, defense or other rights that the Guarantor may have at any time and from time to time against any Beneficiary or any other Person, whether in connection with this Transaction or any unrelated transaction; or (v) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any other guarantor or surety in respect of the Obligations or the Guarantor in respect hereof.
(c)The Guaranty provided for herein (i) is a guaranty of payment and not of collection; (ii) is a continuing guaranty and shall remain in full force and effect until the Commitments have been terminated and the Obligations have been paid in full in cash; and (iii) shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be returned by any Beneficiary upon or as a result of the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or otherwise, all as though such payment had not been made.

(d)The obligations and liabilities of the Guarantor hereunder shall not be conditioned or contingent upon the pursuit by any Beneficiary or any other Person at any time of any right or remedy against the Borrower or any other Person that may be or become liable in respect of all or any part of the Obligations or against any collateral security or guaranty therefor or right of setoff with respect thereto.
(e)The Guarantor hereby consents that, without the necessity of any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment of any of the Obligations made by any Beneficiary may be rescinded by such Beneficiary and any of the Obligations continued after such rescission.
(f)The Guarantor’s obligations under this Guaranty shall be unconditional, irrespective of any lack of capacity of the Borrower or any lack of validity or enforceability of any other provision of this Agreement or any other Credit Document, and this Guaranty shall not be affected in any way by any variation, extension, waiver, compromise or release of any or all of the Obligations or of any security or guaranty from time to time therefor.
(g)The obligations of the Guarantor under this Guaranty shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding or action, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, marshalling of assets, assignment for the benefit of creditors, composition with creditors, readjustment, liquidation or arrangement of the Borrower or any similar proceedings or actions, or by any defense the Borrower may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding or action. Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts and obligations that constitute the Obligations and would be owed by the Borrower, but for the fact that they are unenforceable or not allowable due to the existence of any such proceeding or action.

SECTION 10.02. Waivers.

(a)The Guarantor hereby unconditionally waives: (i) promptness and diligence; (ii) notice of or proof of reliance by the Administrative Agent or the Lenders upon this Guaranty or acceptance of this Guaranty; (iii) notice of the incurrence of any Obligation by the Borrower or the renewal, extension or accrual of any Obligation or of any circumstances affecting the Borrower’s financial condition or ability to perform the Obligations; (iv) notice of any actions taken by the Beneficiaries or the Borrower or any other Person under any Credit Document or any other agreement or instrument relating thereto; (v) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Obligations, of the obligations of the Guarantor hereunder or under any other Credit Document, the omission of or delay in which, but for the provisions of this Section 10 might constitute grounds for relieving the Guarantor of its obligations hereunder; (vi) any requirement that the Beneficiaries protect, secure, perfect or insure any Lien or any property subject thereto, or exhaust any right or take any action against the Borrower or any other Person or any collateral; and (vii) each other circumstance, other than payment of the Obligations in full, that might otherwise result in a discharge or exoneration of, or constitute a defense to, the Guarantor’s obligations hereunder.
(b)No failure on the part of any Beneficiary to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder or under any Credit Document or any other agreement or instrument relating thereto shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any Credit Document or any other agreement or instrument relating thereto preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. This Guaranty is in addition to and not in limitation of any other rights, remedies, powers and privileges the Beneficiaries may have by virtue of any other instrument or agreement heretofore, contemporaneously herewith or hereafter executed by the Guarantor or any other Person or by applicable law or otherwise. All rights, remedies, powers and privileges of the Beneficiaries shall be cumulative and may be exercised singly or concurrently. The rights, remedies, powers and privileges of the Beneficiaries under this Guaranty against the Guarantor are not conditional or contingent on any attempt by the Beneficiaries to exercise any of their rights, remedies, powers or privileges against any other guarantor or surety or under the Credit Documents or any other agreement or instrument relating thereto against the Borrower or against any other Person.
(c)The Guarantor hereby acknowledges and agrees that, until the Commitments have been terminated and all of the Obligations have been paid in full in cash, under no circumstances shall it be entitled to be subrogated to any rights of any Beneficiary in respect of the Obligations performed by it hereunder or otherwise, and the Guarantor hereby expressly and irrevocably waives, until the Commitments have been terminated and all of the Obligations have been paid in full in cash, (i) each and every such right of subrogation and any claims, reimbursements, right or right of action relating thereto (howsoever arising), and (ii) each and every right to contribution, indemnification, set-off or reimbursement, whether from the Borrower or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, and whether arising by contract or operation of law or otherwise by reason of the Guarantor’s execution, delivery or performance of this Guaranty.
(d)The Guarantor represents and warrants that it has established adequate means of keeping itself informed of the Borrower’s financial condition and of other circumstances affecting the Borrower’s ability to perform the Obligations, and agrees that neither the Administrative Agent nor any Lender shall have any obligation to provide to the Guarantor any information it may have, or hereafter receive, in respect of the Borrower.

ARTICLE XI
MISCELLANEOUS

SECTION 11.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)if to any Credit Party, to it at:

801 East 86th Avenue
Merrillville, Indiana 46410
Attention: Vice President, Treasurer and Chief Risk Officer
Telecopier: (219) 647-6188;

with a copy to such Credit Party at:

801 East 86th Avenue
Merrillville, Indiana 46410
Attention: Assistant Treasurer
Telecopier: (219) 647-6116;

(b)if to the Administrative Agent, to JPMorgan Chase Bank, N.A. at:

10 S. Dearborn Street
Floor 7, Mail Code IL1-0010
Chicago, IL 60603
Attention: Duyanna Goodlet
Telecopier: 888-292-9533
Telephone: 312-385-7106
Email: duyanna.l.goodlet@jpmorgan.com;

with a copy, except with respect to the Borrowing Request and any Interest Election Request, to JPMorgan Chase Bank, N.A. at:

10 S. Dearborn Street
Floor 9, Mail Code IL1-0090
Chicago, IL 60603
Attention: Nancy Barwig
Telecopier: 312-732-1762
Telephone: 312-732-1838
Email: nancy.r.barwig@jpmorgan.com;

with a copy, except with respect to the Borrowing Request and any Interest Election Request, to JPMorgan Chase Bank, N.A. at:

10 S. Dearborn Street, 9th Floor
Mail Code IL1-0874
Chicago, IL 60603
Attention: Roman Walczak
Telecopier: 312-325-3238
Telephone: 312-325-3155
Email: roman.walczak@jpmorgan.com;

(c)if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (e) below, shall be effective as provided in said paragraph (e).
(d)    Notices and other communications to the Lenders hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(e)    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website, including an Electronic System, shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(f)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
(g)    Electronic Systems.
(i)    The Borrower and each Lender agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.
(ii)    Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) and the Credit Parties do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party or any Credit Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) or the Credit Parties have any liability to any Credit Party, any Lender, Administrative Agent or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of Communications through an Electronic System, except to the extent that such damages, losses or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Credit Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Electronic System.
SECTION 11.02. Waivers; Amendments.

(a)No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, no Extension of Credit shall be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
(b)Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, the Guarantor and the Required Lenders or by the Borrower,

the Guarantor and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees or other amounts payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or any interest thereon, or any fees or other amounts payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release the Guarantor from its obligations under the Guaranty without the written consent of each Lender, (vi) waive any of the conditions precedent to the effectiveness of this Agreement set forth in Section 3.01 without the written consent of each Lender or (vii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

SECTION 11.03. Expenses; Indemnity; Damage Waiver.

(a)The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the initial syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.
(b)The Borrower shall indemnify the Administrative Agent, the Syndication Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transaction contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property now, in the past or hereafter owned or operated by the Borrower, the Guarantor or any of its other Subsidiaries, or any Environmental Liability related in any way to the Borrower, the Guarantor or any of its other Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
(c)To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.
(d)To the extent permitted by applicable law, (i) the Borrower shall not assert, and does hereby waive, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) without limiting the rights of indemnification of any Indemnitee set forth in this Agreement with respect to liabilities asserted by third parties, each party hereto shall not assert, and hereby waives, any claim against each other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof.
(e)All amounts due under this Section shall be payable not later than 20 days after written demand therefor.
for.

SECTION 11.04. Successors and Assigns.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby; provided that, (i) except to the extent permitted pursuant to Section 6.01(b)(ii) and (iii), no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A)the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof); provided, further, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and
(B)the Administrative Agent.
(i)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of such Lender’s Loans;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders;
(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;
(E)without the prior written consent of the Administrative Agent, no assignment shall be made to a prospective assignee that bears a relationship to the Borrower described in Section 108(e)(4) of the Code; and
(F)no assignment shall be made to any Affiliate of any Credit Party.
For the purposes of this Section 11.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender, (c) the Borrower, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 11.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.
(c)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and other Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.
(d)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(e)Any Lender may, without the consent of or notice to the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Guarantor and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant's interest in the obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(f)A Participant shall not be entitled to receive any greater payment under Section 2.l5 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.
(g)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, to a Federal Reserve Bank or any central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

SECTION 11.05. Survival. All covenants, agreements, representations and warranties made by the Borrower and the Guarantor herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans. The provisions of Sections 2.15, 2.16, 2.17, 10.01(c)(iii) and 11.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 11.06. Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the commitment letter relating to the credit facility provided hereby (to the extent provided therein) and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of an original executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 11.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 11.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender or any Affiliate thereof is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Credit Party against any of and all the Obligations now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 11.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a)This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)Each Credit Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Credit Party or its properties in the courts of any jurisdiction.
(c)Each Credit Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 11.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS

CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 11.12. Confidentiality.     Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) actual or prospective counterparty (or its advisors) to any swap or derivative transaction or any credit insurance provider, in each case, relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than a Credit Party or any Subsidiary of a Credit Party. For the purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary of a Credit Party relating to a Credit Party or any Subsidiary of a Credit Party or its respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary of a Credit Party; provided that, in the case of information received from any Credit Party or any Subsidiary of a Credit Party after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
SECTION 11.13. USA PATRIOT Act. Each Lender hereby notifies the Credit Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender to identify the Credit Parties in accordance with the Act.

SECTION 11.14 Acknowledgments. Each of the Guarantor and the Borrower hereby acknowledges that:

(a)it has been advised by and consulted with its own legal, accounting, regulatory and tax advisors (to the extent it deemed appropriate) in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)neither any Arranger, any Agent nor any Lender has any fiduciary relationship with or duty to the Guarantor or the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between any Arranger, the Administrative Agent and the Lenders, on one hand, and the Guarantor and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor, and, to the fullest extent permitted by law, each of the Guarantor and the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby;
(c)it is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; and
(d)no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arrangers, the Administrative Agent and the Lenders or among the Guarantor, the Borrower and the Lenders.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NISOURCE FINANCE CORP., as Borrower

By:    _________________________________
Name:
Title:

Federal Tax Identification Number: 35-2105468

NISOURCE INC., as Guarantor

By:    _________________________________
Name:
Title:

Federal Tax Identification Number: 35-2108964

JPMORGAN CHASE BANK, N.A., as a Lender and as Administrative Agent

By:    _________________________________
Name:
Title:

COBANK, ACB, as a Lender

By:    _________________________________
Name:
Title:

[OTHER LENDERS], as a Lender

By:    _________________________________
Name:
Title:

Annex A
PRICING GRID
The “Applicable Rate” for any day with respect to any Eurodollar Loan or ABR Loan, as the case may be, is the percentage set forth below in the applicable row under the column corresponding to the Status that exists on such day:

Status	Level I	Level II	Level III	Level IV	Level V
Eurodollar Loans (basis points)	75	87.5	100.0	112.5	150
ABR Loans (basis points)	0	0	0	12.5	50
For purposes of this Pricing Grid, the following terms have the following meanings (as modified by the provisos below):
“Level I Status” exists at any date if, at such date, the Index Debt is rated either A- or higher by S&P or A3 or higher by Moody’s.
“Level II Status” exists at any date if, at such date, the Index Debt is rated either BBB+ by S&P or Baa1 by Moody’s.
“Level III Status” exists at any date if, at such date, the Index Debt is rated either BBB by S&P or Baa2 by Moody’s.
“Level IV Status” exists at any date if, at such date, the Index Debt is rated either BBB- by S&P or Baa3 by Moody’s.
“Level V Status” exists at any date if, at such date, the Index Debt is rated either BB+ by S&P or lower or Ba1 by Moody’s or lower, or, no other Status exists.
“Status” refers to the determination of which of Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status exists at any date.
The credit ratings to be utilized for purposes of this Pricing Grid are those assigned to the Index Debt, and any rating assigned to any other debt security of the Borrower shall be disregarded. The rating in effect at any date is that in effect at the close of business on such date.
Provided, that the applicable Status shall change as and when the applicable Index Debt ratings change.
Provided further, that if the Index Debt is split-rated, the applicable Status shall be determined on the basis of the higher of the two ratings then applicable; provided further, that, if the Index Debt is split-rated by two or more levels, the applicable Status shall instead be determined on the basis of the rating that is one level above the lower of the two ratings then applicable.
Provided further, that if both Moody’s and S&P, or their successors as applicable, shall have ceased to issue or maintain such ratings, then the applicable Status shall be Level V.

EXHIBIT A
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (as amended, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.Assignor:        _________________________________
2.Assignee:         _________________________________
[and is an affiliate/ Approved fund of [identify Lender]1]
3.     Borrower(s):        NiSource Finance Corp., an Indiana corporation
4.     Administrative Agent:    JPMorgan Chase Bank, as the administrative agent under the Loan Agreement
5.     Loan Agreement:     The Term Loan Agreement dated as of August 20, 2014 among NiSource Finance Corp., as borrower, NiSource Inc., a Delaware corporation, as guarantor, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto
6.    Assigned Interest:

Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans[2]
$	$	%
$	$	%
$	$	%

_________________________________
1 Select as applicable.

2 Set forth, so at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]
By: _________________________________
Title:
ASSIGNEE
[NAME OF ASSIGNEE]
By:_________________________________
Title:
Consented to and Accepted:
JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:_________________________________
Title:

[NISOURCE FINANCE CORP., as Borrower]3
By:_________________________________
Title:

________________________________
3To be added only if the consent of the Borrower is required by the terms of the Loan Agreement.

ANNEX I

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it satisfies the requirements, if any, specified in the Loan Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(h) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; and (vi) it does not bear a relationship to the Borrower described in Section 108(e)(4) of the Code; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B
FORM OF OPINION OF SCHIFF HARDIN LLP

EXHIBIT C

FORM OF BORROWING REQUEST

BORROWING REQUEST

Date: ________, ____
To: JPMorgan Chase Bank, N.A.,
as Administrative Agent
10 S. Dearborn Street
Floor 7, Mail Code IL1-0010
Chicago, IL 60603
Attention: Duyanna Goodlet
Telecopier: 888-292-9533
Telephone: 312-385-7106
Email: duyanna.l.goodlet@jpmorgan.com

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of August 20, 2014 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), between NiSource Finance Corp., an Indiana corporation (the “Borrower”), NiSource Inc., as guarantor, the Lenders party thereto, JPMorgan Chase Bank, N.A., as the Administrative Agent, and the other parties thereto.

The Borrower hereby requests a Borrowing, as follows:

1.    In the aggregate amount of $________.

2.    On ________, 201_ (a Business Day).

3.    Comprised of a [ABR] [Eurodollar] Borrowing.

[4.     With an Interest Period of ___ months.] Insert if a Eurodollar Borrowing.

[4][5].    The Borrower’s account to which funds are to be disbursed is:
Account Number: __________
Location:_________________

This Borrowing Request and the Borrowing requested herein comply with the Agreement, including Sections 2.01, 2.02 and 3.02 of the Agreement.

NISOURCE FINANCE CORP.

By: _________________________
Name:
Title: ________________________________

_____________________________

4Insert if a Eurodollar Borrowing.

EXHIBIT D

[Intentionally Omitted]

EXHIBIT E

[Intentionally Omitted]

EXHIBIT F

FORM OF NOTE

NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to __________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Loan made by the Lender to the Borrower under that certain Term Loan Agreement dated as of August 20, 2014 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), between the Borrower, NiSource Inc., as guarantor, the Lenders party thereto, JPMorgan Chase Bank, N.A., as the Administrative Agent, and the other parties thereto. The Borrower promises to pay interest on the aggregate unpaid principal amount of each Loan made by the Lender to the Borrower under the Agreement from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s office pursuant to the terms of the Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Note is one of the promissory notes referred to in Section 2.10(e) of the Agreement, is one of the Credit Documents, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
NISOURCE FINANCE CORP.
By: __________________
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By
______	______	______	______	______	______	______
______	______	______	______	______	______	______
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EXHIBIT G

FORM OF INTEREST ELECTION REQUEST

INTEREST ELECTION REQUEST

To: JPMorgan Chase Bank, N.A.,
as Administrative Agent
10 S. Dearborn Street
Floor 7, Mail Code IL1-0010
Chicago, IL 60603
Attention: Duyanna Goodlet
Telecopier: 888-292-9533
Telephone: 312-385-7106
Email: duyanna.l.goodlet@jpmorgan.com

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of August 20, 2014 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), between NiSource Finance Corp., an Indiana corporation (the “Borrower”), NiSource Inc., as guarantor, the Lenders party thereto, JPMorgan Chase Bank, N.A., as the Administrative Agent, and the other parties thereto.

This Interest Election Request is delivered to you pursuant to Section 2.06 of the Agreement and relates to the following:

1.     A conversion of a Borrowing A continuation of a Borrowing (select one).

2.    In the aggregate principal amount of $________.

3.    which Borrowing is being maintained as a [ABR Borrowing] [Eurodollar Borrowing with an Interest Period ending on ________, 201_].

4.    (select relevant election)

If such Borrowing is a Eurodollar Borrowing, such Borrowing shall be continued as a Eurodollar Borrowing having an Interest Period of [[one week] or [__] months].

If such Borrowing is a Eurodollar Borrowing, such Borrowing shall be converted to an ABR Borrowing.

If such Borrowing is an ABR Borrowing, such Borrowing shall be converted to a Eurodollar Borrowing having an Interest Period of [[one week] or [__] months].

5.    Such election to be effective on ________, 201_ (a Business Day).
This Interest Election Request and the election made herein comply with the Agreement, including Section 2.06 of the Agreement.

NISOURCE FINANCE CORP.

By: ___________________
Name:
Title:

EXHIBIT H

FORM OF PREPAYMENT NOTICE

PREPAYMENT NOTICE

Date: _______, ____
To: JPMorgan Chase Bank, N.A.,
as Administrative Agent
10 S. Dearborn Street
Floor 7, Mail Code IL1-0010
Chicago, IL 60603
Attention: Duyanna Goodlet
Telecopier: 888-292-9533
Telephone: 312-385-7106
Email: duyanna.l.goodlet@jpmorgan.com

Ladies and Gentlemen:
Reference is made to that certain Term Loan Agreement, dated as of August 20, 2014 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), between NiSource Finance Corp., an Indiana corporation (the “Borrower”), NiSource Inc., as guarantor, the Lenders party thereto, JPMorgan Chase Bank, N.A., as the Administrative Agent, and the other parties thereto.
This Prepayment Notice is delivered to you pursuant to Section 2.11 of the Agreement. The Borrower hereby gives notice of a prepayment of Loans as follows:
1.    (select Type(s) of Loans)
☐ ABR Loans in the aggregate principal amount of $________.
☐ Eurodollar Loans with an Interest Period ending ______, 201_ in the aggregate principal amount of $________.
2.    On __________, 201_ (a Business Day).
This Prepayment Notice and prepayment contemplated hereby comply with the Agreement, including Section 2.11 of the Agreement.
NISOURCE FINANCE CORP.
By: ___________________
Name:
Title:

Schedule 2.01
(Term Loan Agreement)

Names, Addresses, Allocation of Aggregate Commitment, and Applicable Percentages of Banks

Bank Name	Domestic Lending Office	Eurodollar Lending Office	Commitment	Applicable Percentage

JPMorgan Chase Bank, N.A.	10 S. Dearborn Street Chicago, IL 60603	10 S. Dearborn Street Chicago, IL 60603	$85,000,000	11.333333%

CoBank, ACB	On file with the Administrative Agent	On file with the Administrative Agent	$85,000,000	11.333333%

The Bank of Nova Scotia	On file with the Administrative Agent	On file with the Administrative Agent	$62,500,000	8.333333%

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	On file with the Administrative Agent	On file with the Administrative Agent	$62,500,000	8.333333%

Mizuho Bank (USA)	On file with the Administrative Agent	On file with the Administrative Agent	$62,500,000	8.333333%

PNC Bank, National Association	On file with the Administrative Agent	On file with the Administrative Agent	$62,500,000	8.333333%

Royal Bank of Canada	On file with the Administrative Agent	On file with the Administrative Agent	$62,500,000	8.333333%

The Royal Bank of Scotland plc	On file with the Administrative Agent	On file with the Administrative Agent	$62,500,000	8.333333%

Bank Name	Domestic Lending Office	Eurodollar Lending Office	Commitment	Applicable Percentage
U.S. Bank National Association	On file with the Administrative Agent	On file with the Administrative Agent	$62,500,000	8.333333%

Wells Fargo Bank, National Association	On file with the Administrative Agent	On file with the Administrative Agent	$62,500,000	8.333333%

The Bank of New York Mellon	On file with the Administrative Agent	On file with the Administrative Agent	$20,000,000	2.666667%

Fifth Third Bank	On file with the Administrative Agent	On file with the Administrative Agent	$20,000,000	2.666667%

The Huntington National Bank	On file with the Administrative Agent	On file with the Administrative Agent	$20,000,000	2.666667%

Keybank National Association	On file with the Administrative Agent	On file with the Administrative Agent	$20,000,000	2.666667%

TOTAL			$750,000,000	100.000000%

Schedule 6.01(e)

EXISTING AGREEMENTS

Receivables Purchase Agreements and Receivables Sales Agreement of (a) Columbia Gas of Ohio Receivables Corporation, (b) Columbia Gas of Pennsylvania Receivables Corporation, (c) NIPSCO Accounts Receivables Corporation and (d) any renewal, modification, extension or replacement of the above, in each case, to provide for receivables financings upon terms and conditions not materially more restrictive on the Guarantor and its Subsidiaries, taken as a whole, than the terms and conditions of such renewed, modified, extended or replaced facility.